Exhibit 5(b)

[LETTERHEAD OF DEWEY & LEBOEUF LLP]

April 21, 2011

LG&E and KU Energy LLC

220 West Main Street

Louisville, Kentucky 40202

Ladies and Gentlemen:

We are acting as special counsel to LG&E and KU Energy LLC (the “Company”) with respect to the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company on or about the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the (i) registration of $400,000,000 of the Company’s 2.125% Senior Notes due 2015 and $475,000,000 of the Company’s 3.750% Senior Notes due 2020 (collectively, the “Exchange Notes”) in connection with an offer by the Company to issue the Exchange Notes in exchange for an equal principal amount of its 2.125% Senior Notes due 2015 and 3.750% Senior Notes due 2020, which are currently outstanding, all as described in the Registration Statement, and (ii) qualification under the Trust Indenture Act of 1939, as amended, of the Company’s Indenture dated as of November 1, 2010, as supplemented (the “Indenture”), to The Bank of New York Mellon, as Trustee, under which the Exchange Notes are to be issued.

We have reviewed the Indenture and the records of various limited liability company and other actions taken by the Company in connection with the issuance of the Exchange Notes.  As to various questions of fact relevant to the opinions set forth below, we have relied upon certificates and other oral and written assurances of public officials and officers or other employees of the Company, its subsidiaries and its affiliates.  In addition, we have reviewed such other documents and satisfied ourselves as to such other matters as we have deemed appropriate in order to render this opinion.  For purposes of this opinion letter, we have assumed that at the time of offer and issuance of the Exchange Notes, the Registration Statement, as it may be amended, shall have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded, and that there shall not have been any change in law or any authorization affecting the legality or validity of the Exchange Notes.

Based on the foregoing and, to the extent indicated below, in reliance upon the opinion of other counsel hereinafter mentioned, we are of the opinion that the Exchange Notes, when issued and delivered by the Company and authenticated by the Trustee in accordance with the Indenture and as contemplated in the Registration Statement, will be legally issued and binding obligations of the Company.

Our opinion as to the legal and binding nature of the Company’s obligations is subject to laws relating to or affecting generally the enforcement of creditors’ rights, including, without limitation, bankruptcy, insolvency or reorganization laws and general principles of equity and by requirements of reasonableness, good faith and fair dealing.

We are further of the opinion that the information contained in the Registration Statement under “Material U.S. Federal Income Tax Consequences,” subject to the assumptions, exceptions, limitations and qualifications contained therein, constitutes an accurate summary, in general terms, of the indicated U.S. federal income tax consequences to holders of the Exchange Notes acquired pursuant to the exchange offers contemplated in the Registration Statement.

The opinions set forth herein are limited to the facts and law as they exist on the date hereof.  Such opinions are limited to the laws of the State of New York and the Commonwealth of Kentucky and to the federal laws of the United States of America.  Insofar as such opinions are governed by or dependent on the laws of the Commonwealth of Kentucky, we have relied upon, and assumed without investigation the correctness of the legal conclusions set forth in, the opinion of even date herewith addressed to you by John R. McCall, Esq., Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of the Company.  In rendering his opinion of even date addressed to you, Mr. McCall may rely as to matters of New York law addressed herein upon this letter as if it were addressed directly to him.

We hereby authorize and consent to the use of this opinion as Exhibit 5(b) to the Registration Statement, and authorize and consent to the reference to our firm in the Registration Statement and in the prospectus constituting a part thereof.  In giving this consent, we do not hereby concede that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ DEWEY & LEBOEUF LLP

DEWEY & LEBOEUF LLP